Long Beach Mortgage Company
a subsidiary of Washington Mutual Bank

Michael Giampaolo
EVP, Chief Operating Officer

Forward-Looking Statement

Our Form 10-K for 2005 and other documents that we file with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described in detail in our Form 10-K for 2005 and include: volatile interest rates impact the mortgage banking business; rising interest rates, unemployment and decreases in housing prices impact credit performance; risks related to the option adjustable-rate mortgage product; risks related to subprime lending; risks related to the integration of the
Card Services business; risks related to credit card operations; changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; competition from banking and nonbanking companies; general business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and negative public opinion impacts the company’s reputation.
There are other factors not described in the Form 10-K for 2005 and which are beyond the Company’s ability to anticipate or control that could cause results to differ.

Long Beach Mortgage Specialty Home Loans Washington Mutual Washington Mutual, Inc. Washington Mutual Bank Long Beach Mortgage Company Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Long Beach Mortgage is owned by a leading U.S. financial institution

Washington Mutual is a Leading Player in All Business Lines

1 Inside Mortgage Finance, 2005 (originations), as of 12/31/05 (servicing)

2National Mortgage News, 12/19/05, 3Q05 (originations)

3 Nilson Report, 8/05, mid-year 2005 ranking.

National Rankings

6th

Credit card issuer3

8th

        Subprime lending 2

1st

        Multi-family lending

Commercial Group

3rd

Home lending originations and servicing1

3rd

4th

  Debit cards outstanding

  Home equity loans

6th

  Total deposits and retail banking   stores

Retail Banking

6th

Total company assets

Debt Ratings Reflect WaMu’s Strong Deposit and Lending Franchise

Moody’s

“Ratings reflect its solid consumer deposit and
mortgage franchises, with strong market
shares in many different geographic markets,
as well as its good earnings, sound asset
quality and solid management.”1

“WaMu’s successful and explosive de novo
branch strategy targets new, high-growth
markets for WaMu. This strategy has greatly
improved WaMu's retail deposit profile.”2

* WMI: Washington Mutual, Inc.; WMB: Washington Mutual Bank

1 Source: Moody’s, 6/16/05

2 Source: Standard and Poor’s, 6/30/05

WMI*                                           A3 A-                        A                          P2A2                                                    F1

WMB*                                        A2A                            AP1                 A1F1

Moody’s          S&P                    Fitch                                            Moody’s            S&P               Fitch

Senior Unsecured Long-Term Ratings

Short-Term Ratings

Standard & Poor’s

The Subprime Mortgage Industry’s Most Experienced Broker-Sourced Lender

Long Beach Mortgage Specialty Home Loans Washington Mutual 1988: Long Beach, fsb establishes Broker-Sourced operation 1994: Broker-sourced operations expands outside California 1996: Origination volume exceeds $1 billion in 43 states 1997: Broker-sourced division sold to newly formed public company* 1999: Long Beach Mortgage Company acquired by WaMu 2004: New Strategy Implemented * New companies commence business as Long Beach Financial Corp. and Long Beach Mortgage Company, respectively Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Management Structure

Long Beach Mortgage Specialty Home Loans Washington Mutual Management Structure Kerry Killinger, Chairman and CEO Steve Rotella, President & COO Ron Cathcart, Chief Enterprise Risk Officer Ann Tierney, SVP Subprime Credit Policy Michelle White, SVP, Mortgage Appraisal Carol Cordova, FVP, LBMC Compliance Al Brooks, President, Commercial Ken Kido, Acting President, Retail Bank David Schneider, President, Home Loans Joseph Saunders, President, Card Servicers Michael J. Giampaolo, EVP & COO, Long Beach Mortgage Production Operations David Beck, EVP, Capital Markets Doug Potolsky, SVP Subprime Mortgage Capital Markets LBMC Subprime Conduit SMF Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

One of the Industry’s Most Experienced Management Teams

Long Beach Mortgage Specialty Home Loans Washington Mutual Executive: Michael J. Giampaolo Title: Chief Operating Officer Joined Long Beach: 1996* Total Relevant Experience: 22 years Previous Employer: Household *joined broker-sourced division of Long Beach Bank, fsb successor Executive: Doug Potolsky Title: SVP Capital Markets Joined Long Beach: 2006 Total Relevant Experience: 25 years Previous Employer: JP Morgan Chase Executive: Ann Tierney Title: SVP Credit Policy Joined Long Beach: 2005 Total Relevant Experience: 30 years Previous Employer: Consultant Executive: Amy Marcussen Title: SVP Operations Joined Long Beach: 2003 Total Relevant Experience: 25 years Previous Employer: Countrywide Executive: Jay Weisbrod Title: National Production Manager Joined Long Beach: 1994** Total Relevant Experience: 16 years Previous Employer: Beneficial **joined Long Beach Bank, fsb Executive: Darcy Madrid Title: SVP, Area 2 Production Manager Joined Long Beach: 1990** Total Relevant Experience: 18 years Previous Employer: Americorp Mortgage **joined Long Beach Bank, fsb Executive: Tony Mango Title: SVP, Area 3 Production Manager Joined Long Beach: 1994** Total Relevant Experience: 16 years Previous Employer: Benefical **joined Long Beach Bank, fsb Executive: Delphie Condensa Title: SVP, Area 4 Production Manager Joined Long Beach: 2002 Total Relevant Experience: 27 years Previous Employer: Associates Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

MN

WI

OH

IN

IL

ND

KS

TN

GA

FL

NY

MD

NJ

MA

RI

CT

PA

VA

SC

MO

DE

KY

WV

AR

SD

NE

IA

VT

MS

LA

NC

CO

MT

WY

OK

TX

NM

NV

ID

AZ

So.

CA

UT

OR

WA

No.

CA

AL

ME

MI

Mississippi –
N/A

NH

National Post Closing Office and LFC

Loan Fulfillment Centers Are Strategically Located in Key Markets

Area 1 - 33%

Area 2 - 23%

Area 3 - 15%

Area 4 - 29%

Lake Oswego

Dublin

Stockton

Fullerton

Anaheim

Itasca

Vernon Hills

Denver

Dallas

Atlanta

Clark

LFC

Correspondent LFC

LBMC Headquarters and LFC

Plantation

Volume %

Q4 2005 volume data

Long Beach Mortgage Specialty Home Loans Washington Mutual Long Beach Mortgage Company Fundings by Area Q4 2005 October November December Total Area 1 888,924,631 754,994,448 683,657,446 2,327,576,525 33%Area 2 576,726,075 547,932,270 529,844,672 1,654,503,017 23% Area 3 343,471,296 344,084,639 318,451,163 1,006,007,098 15% Area 4 742,916,101 684,150,417 634,626,806 2,061,693,324 29% Total 2,552,038,103 2,331,161,774 2,166,580,087 7,049,779,964 100% Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Broker Management Program

Assess broker production quarterly based upon 4 factors: First Pay Defaults, Funding
Ratio, Pricing Exceptions and Underwriting Exceptions

Brokers not meeting minimum standards are removed from approved list

Provide superior customer service NOT lowest coupon

Key metrics include days to approve and days to fund

Account executives’ performance evaluated on customer service

Develop innovative products

Began offering 40 year loans as an alternative to Interest Only loans

February 1, 2005 launched 3/37 ARM, 40 year FRM

April 1, 2005 launched 2/38 ARM

February 1, 2006 launched 5/35 ARM

Production Strategy Focuses on Quality, Service and Innovation

A History of Consistent and Controlled Growth

Loan Volume

Key Drivers of Growth

Geographic expansion

Improved service levels

Product innovation

Improved credit quality

Long Beach Mortgage Specialty Home Loans Washington Mutual Loan Volume (Billions) 1998 1999 2000 2001 2002 2003 2004 2005 $2.6 $3.2 $3.9 $5.5 $8.5 $12.1 $16.4 $29.8 CAGR = 42% Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Risk Management

Improved FICO scores significantly

Long Beach Mortgage Company All records All records Percentage Percentage SECURITY FICO 500 FICO 500 Average FICO ABS 1999-LB1 88.356 10.972 544.696 ABS 2000-LB1 86.801 12.734 536.551 FNMA 2003-W5 99.848 0.115 656.522 FNMA 2003-W9 99.76 0.232 663.62 GSAMP 2005-S2 100 0 666.725 GSAMP 2006-S1 99.997 0 653.902 LBMLT 2000-1 83.269 16.403 528.126 LBMLT 2001-1 83.13 16.217 521.885 LBMLT 2001-2 85.811 13.649 544.781 LBMLT 2001-3 87.793 11.785 537.638 LBMLT 2001-4 83.985 15.321 543.722 LBMLT 2002-1 86.617 12.839 558.159 LBMLT 2002-2 83.657 15.677 553.676 LBMLT 2002-3 85.782 13.841 567 LBMLT 2002-4 90.701 8.995 584.744 LBMLT 2002-5 90.801 8.83 599.045 LBMLT 2003-1 92.783 6.952 621.722 LBMLT 2003-2 88.956 10.658 583.436 LBMLT 2003-3 89.525 10.143 571.963 LBMLT 2003-4 96.224 3.53 626.038 LBMLT 2004-1 97.841 1.981 636.672 LBMLT 2004-2 99.35 0.412 630.511 LBMLT 2004-3 99.537 0.31 632.247 LBMLT 2004-4 99.796 0.133 635.008 LBMLT 2004-5 99.905 0 636.061 LBMLT 2004-6 99.944 0 630.349 LBMLT 2004-A 100 0 675.954 LBMLT 2005-1 99.891 0.027 629.837 LBMLT 2005-2 99.875 0.053 634.227 LBMLT 2005-3 99.956 0.004 649.126 LBMLT 2005-WL1 99.934 0.015 630.319 LBMLT 2005-WL2 99.846 0.027 624.596 LBMLT 2005-WL3 99.932 0 635.242 LBMLT 2006-1 99.907 0.014 625.174 LBMLT 2006-2 99.824 0.044 627.648 LBMLT 2006-WL1 99.694 0.065 632.919 LBMLT 2006-WL2 99.917 0.01 635.047 LBMLT 2006-WL3 99.873 0.004 634.047 SMBS VII 2000-LB1 92.309 7.473 560.974 Total: 95.885 3.898 609.211

Ceased Lending on High Risk Properties

Long Beach Mortgage Specialty Home Loans Washington Mutual Specialty Home Loans Servicing Ceased Lending on High Risk Properties Manufactured Housing ABS 2000-LB1 5.71% LBMLT 2001-1 6.90% LBMLT 2001-2 6.05% LBMLT 2001-3 5.71% LBMLT 2001-4 5.40% LBMLT 2002-1 3.96% LBMLT 2002-2 4.14% LBMLT 2002-3 4.02% LBMLT 2002-4 3.69% LBMLT 2002-5 2.85% LBMLT 2003-1 2.48% LBMLT 2003-2 3.00% FNMA 2003-W5 3.09% LBMLT 2003-3 3.05% FNMA 2003-W9 3.03% LBMLT 2003-4 3.39% LBMLT 2004-1 0.00% LBMLT 2004-2 0.00% LBMLT 2004-3 0.00% LBMLT 2004-4 0.00% LBMLT 2004-5 0.00% LBMLT 2004-6 0.00% LBMLT 2005-1 0.00% LBMLT 2005-2 0.00% LBMLT 2005-WL1 0.00% LBMLT 2005-WL2 0.00% LBMLT 2005-3 0.00% LBMLT 2005-WL3 0.00% LBMLT 2006-WL1 0.00% LBMLT 2006-1 0.00% Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Focus on credit quality improves performance ranking

2004 Vintage Cumulative Default Rate

Source: Loan Performance Inc., UBS Mortgage Strategist, December 6, 2005

Long Beach Mortgage Specialty Home Loans Washington Mutual 2004 Vintage Cumulative Default Rate CDR % ABFC Wells Fargo Centex MLMI Long Beach New Century Fieldstone Saxon Option One First Franklin RASC MABS Indy Mac Fremont ACE Industry ABSH SAIL MSOW Bear Stearns HEAT Ameriquest GSAMP Countrywide AEGIS ARGENT Source: Loan Performance, Inc., UBS Mortgage Strategist, December 6, 2005 Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Proactively strengthening loan quality for a more challenging environment

Eliminated “D” credit lending in 2005

Increased FICO for Piggybacks from 575 to 600 in 2005

Strengthened  Non-Owner Occupied loans in February 2006

Implemented Broker Management Program in February 2006

Lowered maximum LTV for “C” borrowers in March 2006

Eliminated Stated Wage Earner Eligibility for First Time Homebuyers April
2006

Increased minimum Net Disposable Income in April 2006

Minimum disposable income for a family of 4 increased by more than 30%

Bankruptcy seasoning requirements reintroduced in April 2006

Strengthened underwriting guidance around Non Arms Length Transactions,
Layered Risks, Stated Income, Marketability, Rural Property in April 2006

Proactively strengthening credit standards for a more challenging environment

Ceased lending to “D” borrowers

Raised minimum FICO for Non-Owner Occupied loans

Implemented Broker Management Program

Lowered maximum LTV for “C” borrowers

Increased minimum Net Disposable Income

Minimum disposable income for a family of 4 increased by more than 30%

Bankruptcy seasoning requirements reintroduced

100% appraisal review by Long Beach Mortgage underwriters

100% appraisal review by Washington Mutual Appraisal Department

1.

OptisValue System is WMB’s rules-based system and checks eligibility of 100% of appraisals

2.

CoreLogic’s HistoryPro and ThirdParty Scorecard are used on 100% of properties to reduce the risk of fraud

HistoryPro calculates an f-score (0 – 25) that represents the likelihood of flipping

Score 0: appraisal review complete

Score 1 – 3: CoreLogic’s AVMSelect used to verify value

Score 4 – 25: Appraisal sent to Hanson for further review

ThirdParty Scorecard calculates a score (0 – 25) that represents the likelihood the broker is committing collateral fraud; scores > 5 require Hanson review

3.

Hanson PRO review on high risk appraisals identified by CoreLogic models

Licensed appraisers review market value and report quality using Hanson’s database of report data and grade the appraisal 0 (highest risk) – 4 (lowest risk)

4.

Hanson scores of 0 -  2 require WaMu licensed appraiser (staff or fee) desktop or driveby review

Loans underwritten using lower of appraised or revised value (0% tolerance)

Risk Management – Appraisal Review

Strong Consumer Compliance Culture

Compliance officers dedicated to each loan fulfillment center

High cost calculations built into LOS and prohibit approval of high cost loans

100% of loans are reviewed for compliance with key consumer
regulations prior to funding

100% of refinance loans must pass a net tangible benefits test

Consumer Risk Oversight reviews a sample of closed loans every month for compliance with 100 separate criteria

Long Beach Mortgage Specialty Home Loans Washington Mutual Long Beach HMDA Error Rates 2004 % of loans Jan 6.9 Feb 6.9 Mar 5.8 Apr 3.0 May 1.0 Jun 1.4 Jul 1.3 Aug 0.6 Sep 1.1 Oct 1.0 Nov 0.7 2005 Jan 0.9 Feb 0.5 Mar 0.8 Apr 1.0 May 0.6 Jun 0.8 Jul 0.6 Aug 1.0 Sep 0.5 Oct 0.3 Nov 0.6 Long Beach Mortgage Company is a subsidiary of Washington Mutual Bank

Servicing

Strong servicing management team at Washington Mutual

                                                                                                            Industry

Manager                                                                                      Experience                                            Previous Employer

John Berens                                                                            23 Years                                                   JP Morgan Chase

Senior Vice President, Loan Servicing

Steve Champney                                                                 20 Years                                                   JP Morgan Chase, Bank One

National Default Manager, Prime

George Cooksey                                                                  18 Years                                                  Conseco, First Plus

National Default Manager, Subprime

Jason Madison                                                                      12 Years                                                  Bank of America, MCI

Early Stage Collections

Pat Friedberg                                                                          24 Years                                                  First Interstate, Glendale Federal

Late Stage Collections

Noel McNally                                                                           16 Years                                                   Security Pacific, Ford Motor Credit

Asset Recovery

Gabe Barroso                                                                         17 Years                                                  Bank of America, Wells Fargo

Operational Support

Thomas Green                                                                       37 Years                                                  Corporate Link, Merrill Lynch

REO

Strong servicing performance on Long Beach portfolio

End of Month Dec-01 Dec-03 Dec-05 TOTAL PORTFOLIO 9,211,720,993 19,263,656,992 39,623,488,541 30 -59 405,102,867 486,059,271 1,022,199,431 (Includes Bankruptcy 3563 4274 7168 and Foreclosure) 4.40% 2.52% 2.58% 60-89 189,853,991 211,392,212 399,033,599 (Includes Bankruptcy 1717 1808 2860 and Foreclosure) 2.06% 1.10% 1.01% 90-119 146,787,685 182,034,234 304,789,515 (Includes Bankruptcy 1281 1557 2132 and Foreclosure) 1.59% 0.94% 0.77% 120-149 113,065,689 139,273,625 195,036,839 (Includes Bankruptcy 1015 1197 1476 and Foreclosure) 1.23% 0.72% 0.49% 150-179 90,650,182 112,497,475 148,903,281 (Includes Bankruptcy 857 990 1109 and Foreclosure) 0.98% 0.58% 0.38% 180-209 78,456,263 99,692,479 110,410,314 (Includes Bankruptcy 789 902 832 and Foreclosure) 0.85% 0.52% 0.28% 210-239 62,564,726 89,493,283 82,381,548 (Includes Bankruptcy 600 799 669 and Foreclosure) 0.68% 0.46% 0.21% 240-269 55,118,714 86,376,097 59,431,243 (Includes Bankruptcy 558 745 508 and Foreclosure) 0.60% 0.45% 0.15% 270-299 38,686,570 57,905,131 40,905,347 (Includes Bankruptcy 407 552 347 and Foreclosure) 0.42% 0.30% 0.10% 300-329 36,479,215 44,365,074 33,360,406 (Includes Bankruptcy 343 424 287 and Foreclosure) 0.40% 0.23% 0.08% 330-359 27,284,775 39,914,850 23,701,768 (Includes Bankruptcy 278 370 243 and Foreclosure) 0.30% 0.21% 0.06% 360+ 98,534,473 304,132,085 189,000,515 (Includes Bankruptcy 998 3070 1755 and Foreclosure) 1.07% 1.58% 0.48% 201,238,806 386,982,457 382,939,158 Bankruptcy 2033 3789 3647 2.18% 2.01% 0.97% 676,724,463 593,137,651 685,097,227 Foreclosure 6295 5276 4885 7.35% 3.08% 1.73% N/A 336,402,000 147,708,000 REO 3398 1492 1.75% 0.37% OTS DELINQUENCY (All 30+ Delinquency, 14.57% 9.62% 6.58% Excludes REO)

WMB’s Subprime Servicer Ratings:

Moody’s – “SQ2” Above Average

“Moody's ratings are based on above average collection abilities, above average loss mitigation results, above average foreclosure timeline and REO management and above average servicer stability.”  Moody’s Investors Service press release July 8, 2005.

Standard & Poor’s – “Above Average”

“Servicer demonstrates very high ability, efficiency, and competence in managing mid-to-
large-sized portfolios, as well as solid management experience, an acceptable track record, internal practices and policies that meet industry or regulatory standards, and a managed-portfolio performance history similar to industry averages.” Standard & Poor’s

Fitch – “RPS2” Full Approval (with Noted Strengths)

“Servicers that receive a level two (2/2+/2-) rating have demonstrated high performance in all relevant categories.  In addition, the level two designations represent the servicer has specific strengths in several areas…”  Fitch Ratings

Servicer Ratings reflect above average ability

Owned by one of the largest banking companies in the United States

Long Beach Mortgage: Key takeaways

Conservative credit risk management culture

One of the industry’s most experienced broker-sourced lender

Above average servicing quality

Production strategy focused on quality and efficiency

Highly seasoned management team

Additional Information

For collateral composition and performance statistics, please log on to:

www.longbeachmortgage.com

For additional information please contact:

             Henry J. Engelken, Director of Investor Relations

             phone: 212-702-6965

             email: henry.engelken@wamu.net

Michael Giampaolo – EVP, COO

As Long Beach Mortgage Company’s Chief Operating Officer, Michael has responsibility for over 1,800 employees engaged in the production, operations and product development for
Washington Mutual Bank’s broker-sourced subprime mortgage business.

Michael brings with him over 22 years of experience in mortgage lending.  Since joining Long
Beach Mortgage in 1996 as a National Sales Manager, Correspondent Lending Division, he
has quickly progressed within the company.  In 1997 he was promoted to Senior Vice
President where in addition to overseeing the correspondent lending division he was responsible for overseeing wholesale lending activities in various geographic territories.  In
2000, Michael was promoted to Senior Vice President-Divisional Manager where he was responsible for all aspects of the file flow; boarding loans, underwriting, closing, post closing and sales.  He was then promoted to Senior Vice President, Area Sales Manager in 2001
where he served until his promotion to his current position as executive vice president/chief operating officer in October 2003.

Prior to joining Long Beach Mortgage, Michael held positions as Branch Sales Manager,
Assistant Vice President-Human Resources Manager and District Sales Manager for
Household Finance Corporation.  His affiliations include CAMB (California Association of
Mortgage Brokers); NAMB (National Association of Mortgage Brokers), MBA (Mortgage
Bankers Association) and NHEMA (National Home Equity Mortgage Association).

Henry Engelken – SVP, Investor Relations

Henry Engelken joined Washington Mutual in 2004 as Long Beach Mortgage Company’s
Senior Vice President for Investor Relations.  In this role, Henry acts as a liaison for fixed-income investors and the rating agencies.

Henry has 15 years of credit experience primarily in mortgage banking and structured finance.  After attaining an MBA in Finance at Rutgers’ Graduate School of Management
in 1991, Henry spent 5 years with the Comptroller of the Currency supervising nationally chartered financial institutions, 2 years with the Bank of New York providing credit to the mortgage banking industry and more than 6 years with Moody’s Investors Service assessing the credit risk to investors in structured finance transactions backed by residential mortgages.  While at Moody’s, Henry was a Senior Credit Officer, the author of many publications on the subprime mortgage industry, and developed ratings methodologies for residential mortgage-backed transactions.